Exhibit 99

NEWS RELEASE

CONTACTS: Investors: Ryan Koller, 708-551-2592 Media: Becca Hary, 708-551-2602

Ingredion Incorporated Reports Third Quarter 2019 Results

•	Third quarter 2019 reported and adjusted EPS* were $1.47 and $1.82, respectively, compared with $1.32 and $1.70 in the third quarter 2018, respectively
•	Year-to-date 2019 reported and adjusted EPS were $4.51 and $5.03, respectively, down from $4.80 of reported EPS and down from $5.31 of adjusted EPS in the year-ago period
•	2019 adjusted EPS expected to be in the range of $6.45-$6.65

WESTCHESTER, Ill., October 31, 2019 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the third quarter 2019. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2019 and 2018, include items that are excluded from the non-GAAP financial measures that the Company presents.

“We are pleased to have delivered modest net sales and operating income growth despite the challenging environment. We advanced our specialties strategy, which delivered specialty volume growth across every region, while also managing pricing actions across our entire business to offset the impacts of currency and input cost inflation,” said Jim Zallie, Ingredion's president and chief executive officer.

“We continued executing well against our Cost Smart savings program to drive additional operational efficiencies. Most recently, we made the decision to move to an import model and cease production at our Lane Cove facility in Australia to address persistent corn cost increases due to water scarcity. In addition, we initiated a significant restructuring of our South America business by streamlining operations to create a more agile business in the region.”

“Looking ahead, we expect ongoing macroeconomic pressures in the fourth quarter resulting from the impacts of trade disputes, uncertainty from the political transition in Argentina, and Brexit postponements, which is reflected in our revised full-year EPS guidance range of $6.45-6.65. We are confident in our team’s ability to continue executing against our strategic initiatives to achieve our long-term profit growth outlook. We remain committed to returning capital to shareholders, as evidenced by the Board’s decision to increase the dividend for the fifth consecutive year,” Zallie concluded.

INGREDION REPORTS THIRD QUARTER 2019 RESULTS – Page 2

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income, adjusted effective income tax rate and adjusted cash flow from operations are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Diluted Earnings Per Share (EPS)

	3Q18	3Q19	YTD18	YTD19
Reported EPS	$1.32	$1.47	$4.80	$4.51
Income Tax Settlement	$(0.03)	-	-	-
Income Tax Reform	$0.03	-	$0.03	-
Impairment/Restructuring Costs	$0.38	$0.32	$0.48	$0.47
Acquisition/Integration Costs	-	-	-	$0.02
Other Tax Matters	-	$0.03	-	$0.03
Adjusted EPS**	$1.70	$1.82	$5.31	$5.03

**Totals may not foot due to rounding

Estimated factors affecting change in reported and adjusted EPS

	3Q19	YTD19
Margin	0.06	(0.20)
Volume	0.10	0.08
Foreign exchange	(0.11)	(0.39)
Other income	(0.02)	(0.04)
Total operating items	0.03	(0.55)
Other non-operating income	(0.02)	(0.04)
Financing costs	0.01	0.04
Shares outstanding	0.12	0.37
Tax rate	(0.02)	(0.11)
Non-controlling interest	-	0.01
Total non-operating items	0.09	0.27
Total items affecting EPS	0.12	(0.28)

Financial Highlights

•	At September 30, 2019, total debt and cash and short-term investments were $2.1 billion and $446 million, respectively, versus $2.1 billion and $334 million, respectively, at December 31, 2018. The increase in cash and short-term investments was primarily due to the timing of short-term debt payments and stock repurchases in the prior year.
•	Net financing costs were $24 million, or flat to the third quarter from the year-ago period, as the impact of Argentina hyperinflationary accounting offset the benefit of lapping prior year foreign exchange losses.
•	Reported and adjusted effective tax rates for the quarter were 27.1 percent and 25.0 percent compared to reported and adjusted effective tax rates of 25.8 percent and 24.7 percent, respectively, from the year-ago period. The increase in reported and adjusted rates resulted from the relatively lower valuation of the Mexican peso impacting the U.S. dollar denominated balances in Mexico. This was partially offset by a change in earnings mix and other factors.

INGREDION REPORTS THIRD QUARTER 2019 RESULTS – Page 3

•	Third quarter capital expenditures were $75 million, up $1 million from the year-ago period.
•	Cost Smart is expected to deliver $30 million to $40 million of 2019 year-end cumulative run-rate savings. Cost Smart is achieving structural cost savings by aligning people and processes to improve effectiveness and efficiency across the organization.

Business Review

Total Ingredion

$ in millions	2018 Net sales	FX Impact	Volume	Price/mix	2019 Net sales	% change
Third quarter	1,450	-52	9	50	1,457	0%
Year-to-Date	4,415	-223	-48	167	4,311	-2%

Net Sales

•	Third quarter net sales were slightly up from the year-ago period. Improved price/mix and volume growth were partially offset by foreign currency impacts.
•	Year-to-date net sales were down from the year-ago period. The decrease in year-to-date net sales was driven by unfavorable foreign currency impacts and planned Stockton HFCS and industrial starch volume shed, partially offset by favorable price/mix due to pricing actions.

Operating income

•	Reported and adjusted operating income for the quarter were $165 million and $193 million, respectively, increases of 6 percent and 2 percent, respectively, from the year-ago period. The increases were largely attributable to improved price/mix and specialty volume growth, partially offset by foreign exchange impacts and higher raw material costs.
•	Third quarter reported operating income was lower than adjusted operating income by $28 million due to restructuring costs related to the Cost Smart savings program.
•	Year-to-date reported and adjusted operating income were $494 million and $537 million, respectively, decreases of 9 percent from the year-ago period. The decreases were largely attributable to foreign exchange impacts and higher raw material and production costs, partially offset by improved price/mix.

INGREDION REPORTS THIRD QUARTER 2019 RESULTS – Page 4

North America

$ in millions	2018 Net sales	FX Impact	Volume	Price/mix	2019 Net sales	% change
Third quarter	889	-1	-9	13	892	0%
Year-to-Date	2,679	-9	-51	18	2,637	-2%

Operating income

•	Third quarter operating income was $145 million, an increase of $7 million from the year-ago period. The increase was driven by improved price/mix and benefits from the Cost Smart savings program, partially offset by higher net corn costs.
•	Year-to-date operating income was $409 million, a decrease of $22 million from the year-ago period. The decrease was driven by higher inventory and production costs, higher net corn costs due to lower co-product values, and a modest impact from the extreme weather in the U.S. and Canada.

South America

$ in millions	2018 Net sales	FX Impact	Volume	Price/mix	2019 Net sales	% change
Third quarter	228	-34	11	29	234	3%
Year-to-Date	709	-143	-3	104	667	-6%

Operating income

•	Third quarter operating income was $27 million, an increase of $5 million from the year-ago period. Favorable pricing actions, volume, and the benefits of the Cost Smart program more than offset foreign exchange impacts.
•	Year-to-date operating income was $61 million, a decrease of $7 million from the year-ago period. Higher input costs and foreign exchange impacts and were partially offset by favorable pricing actions.

Asia-Pacific

$ in millions	2018 Net sales	FX Impact	Volume	Price/mix	2019 Net sales	% change
Third quarter	197	-1	5	-5	196	-1%
Year-to-Date	592	-16	-1	10	585	-1%

Operating income

•	Third quarter operating income was $22 million, down $3 million from the year-ago period. The decrease was driven by increased operating costs in Australia and the continuing impact of trade disputes, which have increased input costs and intensified competitive pressure on price/mix.
•	Year-to-date operating income was $65 million, a decrease of $10 million from the year-ago period. Specialty volume growth and improved price/mix were more than offset by higher regional input costs, foreign exchange impacts and increased operating costs in Australia.

INGREDION REPORTS THIRD QUARTER 2019 RESULTS – Page 5

Europe, Middle East, and Africa (EMEA)

$ in millions	2018 Net sales	FX Impact	Volume	Price/mix	2019 Net sales	% change
Third quarter	136	-16	2	13	135	-1%
Year-to-Date	435	-55	10	32	422	-3%

Operating income

•	Third quarter operating income was $24 million, down $2 million from the year-ago period. Higher corn costs and unfavorable foreign exchange impacts were partially offset by strong pricing actions.
•	Year-to-date operating income was $71 million, a decrease of $15 million from a year ago. Unfavorable foreign exchange impacts, driven primarily by the Pakistan rupee, and higher raw material costs were partially offset by improved price/mix and specialty volume growth.

Updated 2019 Outlook

The Company expects 2019 adjusted EPS to be in the range of $6.45-$6.65 compared to adjusted EPS of $6.92 in 2018. This expectation excludes acquisition-related, integration and restructuring costs, as well as any potential impairment costs. Compared with last year, we expect fourth quarter adjusted operating income to be flat to slightly down, higher financing costs driven by the impact of Argentina hyperinflation, and a higher effective tax rate due to the anticipated mix of earnings. Compared with last year, the 2019 full-year outlook is as follows: North America operating income is expected to be down assuming continuation of current market conditions for corn and co-products, which have been negatively impacted by late crop plantings and delayed harvest in the U.S. and continued crop inventory imbalances arising from the U.S./China trade dispute; South America operating income is expected to be down due to the impact of macroeconomic uncertainty; Asia-Pacific operating income is expected to be down driven increased input costs and anticipated slower customer demand, intensified competitive pressure on price and by foreign currency weakness; EMEA operating income is expected to be down due to foreign currency weakness, higher raw material costs and postponement of Brexit; higher-value specialty ingredients are expected to deliver continued growth; and our adjusted effective tax rate is expected to be in the range of approximately 27.0-28.0 percent. Cash from operations is expected to be in the range of $600 million to $640 million. Capital expenditures are anticipated to be between $335 million and $355 million including mechanical stores of $50 million to $60 million.

INGREDION REPORTS THIRD QUARTER 2019 RESULTS – Page 6

Conference Call and Webcast Details

Ingredion will conduct a conference call today at 7 a.m. Central Time hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer. The call will be webcast in real time and will include a presentation accessible through the Company’s website at www.ingredion.com. The presentation will be available to download a few hours prior to the start of the call. A replay of the webcast will be available for a limited time at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE: INGR), headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With annual net sales of nearly $6 billion, the company turns grains, fruits, vegetables and other plant materials into value-added ingredients and biomaterial solutions for the food, beverage, paper and corrugating, brewing and other industries. With Ingredion Idea Labs® innovation centers around the world and more than 11,000 employees, the Company develops ingredient solutions to meet consumers' evolving needs by making crackers crunchy, yogurt creamy, candy sweet, paper stronger, and adding fiber to nutrition bars. For more information, visit ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company's future financial condition, earnings, revenues, tax rates, capital expenditures, cash flows, expenses or other financial items, including the Company’s expectations for 2019 adjusted EPS, operating income, adjusted effective tax rate, cash from operations and capital expenditures, any statements concerning the Company's prospects or future operations, including management's plans or strategies and objectives therefor, and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward-looking words such as "may," "will," "should," "anticipate," "assume", "believe," "plan," "project," "estimate," "expect," "intend," "continue," "pro forma," "forecast," "outlook," "propels," "opportunities," "potential," “provisional” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are "forward-looking statements."

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

INGREDION REPORTS THIRD QUARTER 2019 RESULTS – Page 7

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including changing consumption preferences including those relating to high fructose corn syrup; the effects of global economic conditions, including, particularly, economic, currency and political conditions in South America, trade relations between the United States and China and economic and political conditions in Europe, and their impact on our sales volumes and pricing of our products; our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; future financial performance of major industries which we serve, including, without limitation, the food, beverage, paper and corrugated, and brewing industries; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; genetic and biotechnology issues; our ability to develop or acquire new products and services at rates or of qualities sufficient to meet expectations; availability of raw materials, including corn, including the impact of recent excess precipitation in the U.S. corn-planting season, potato starch, tapioca, gum Arabic and also the specific varieties of corn upon which some of our products are based; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; energy costs and availability; freight and shipping costs; and changes in regulatory controls regarding quotas; tariffs, duties, taxes and income tax rates, particularly United States tax reform enacted in 2017; operating difficulties; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to achieve expected savings under our Cost Smart program; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; ; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities, including acts of terrorism. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see "Risk Factors" and other information included in our Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent reports on Forms 10-Q and 8-K.

###

Ingredion Incorporated ("Ingredion")

Condensed Consolidated Statements of Income

(Unaudited)

(in millions, except per share amounts)	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
	2019	2018	%	2019	2018	%
Net sales before shipping and handling costs	$1,574	$1,563	1%	$4,660	$4,752	(2%)
Less: shipping and handling costs	117	113		349	337
Net sales	1,457	1,450	0%	4,311	4,415	(2%)
Cost of sales	1,113	1,116		3,322	3,367
Gross profit	344	334	3%	989	1,048	(6%)

Operating expenses	153	148	3%	457	465	(2%)
Other income, net	(2)	(3)		(3)	(7)
Restructuring/impairment charges	28	34		41	45
Operating income	165	155	6%	494	545	(9%)
Financing costs, net	24	24		62	65
Other, non-operating expense (income), net	1	(1)		1	(3)
Income before income taxes	140	132	6%	431	483	(11%)
Provision for income taxes	38	34		120	126
Net income	102	98	4%	311	357	(13%)
Less: Net income attributable to non-controlling interests	3	3		7	8
Net income attributable to Ingredion	$99	$95	4%	$304	$349	(13%)

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	66.9	71.2		66.9	71.8
Diluted	67.4	71.9		67.4	72.7

Earnings per common share of Ingredion:
Basic	$1.48	$1.33	11%	$4.54	$4.86	(7%)
Diluted	$1.47	$1.32	11%	$4.51	$4.80	(6%)

Ingredion Incorporated ("Ingredion")

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	September 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$443	$327
Short-term investments	3	7
Accounts receivable – net	981	951
Inventories	879	824
Prepaid expenses	36	29
Total current assets	2,342	2,138

Property, plant and equipment – net	2,226	2,198
Goodwill	795	791
Other intangible assets – net	442	460
Operating lease assets	132	-
Deferred income tax assets	11	10
Other assets	147	131
Total assets	$6,095	$5,728

Liabilities and equity
Current liabilities
Short-term borrowings	$81	$169
Accounts payable and accrued liabilities	876	777
Total current liabilities	957	946

Non-current liabilities	210	217
Long-term debt	2,001	1,931
Non-current operating lease liabilities	102	-
Deferred income tax liabilities	185	189
Share-based payments subject to redemption	28	37

Equity
Ingredion stockholders' equity:
Preferred stock – authorized 25,000,000 shares – $0.01 par value, none issued	-	-
Common stock – authorized 200,000,000 shares – $0.01 par value, 77,810,875 shares issued at September 30, 2019 and December 31, 2018	1	1
Additional paid-in capital	1,137	1,096
Less: Treasury stock (common stock; 11,052,615 and 11,284,681 shares at September 30, 2019 and December 31, 2018, respectively) at cost	(1,044)	(1,091)
Accumulated other comprehensive loss	(1,214)	(1,154)
Retained earnings	3,713	3,536
Total Ingredion stockholders' equity	2,593	2,388
Non-controlling interests	19	20
Total equity	2,612	2,408

Total liabilities and equity	$6,095	$5,728

Ingredion Incorporated ("Ingredion")

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Year Ended September 30,
(in millions)	2019	2018
Cash provided by operating activities:
Net income	$311	$357
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	158	188
Mechanical stores expense	42	43
Deferred income taxes	2	(20)
Charge for fair value mark-up of acquired inventory	-	-
Margin accounts	(4)	6
Changes in other trade working capital	(51)	(60)
Other	32	65
Cash provided by operating activities	490	579

Cash used for investing activities:
Capital expenditures and mechanical stores purchases, net of proceeds on disposals	(231)	(234)
Payments for acquisitions, net of cash acquired of $4 and $-, respectively	(42)	-
Investment in a non-consolidated affiliate	(10)	-
Short-term investments	4	2
Other	1	2
Cash used for investing activities	(278)	(230)

Cash used for financing activities:
Proceeds from (payments on) borrowings, net	(19)	(181)
Repurchases of common stock, net	63	(177)
Issuances of common stock for share-based compensation, net of settlements	1	(2)
Dividends paid, including to non-controlling interests	(131)	(137)
Cash used for financing activities	(86)	(497)

Effect of foreign exchange rate changes on cash	(10)	(16)
Increase (decrease) in cash and cash equivalents	116	(164)
Cash and cash equivalents, beginning of period	327	595
Cash and cash equivalents, end of period	$443	$431

Ingredion Incorporated ("Ingredion")

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

(in millions)	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
	2019	2018	%	2019	2018	%
Net Sales
North America	$892	$889	0%	$2,637	$2,679	(2%)
South America	234	228	3%	667	709	(6%)
Asia Pacific	196	197	(1%)	585	592	(1%)
EMEA	135	136	(1%)	422	435	(3%)
Total Net Sales	$1,457	$1,450	0%	$4,311	$4,415	(2%)

Operating Income
North America	$145	$138	5%	$409	$431	(5%)
South America	27	22	23%	61	68	(10%)
Asia Pacific	22	25	(12%)	65	75	(13%)
EMEA	24	26	(8%)	71	86	(17%)
Corporate	(25)	(22)	(14%)	(69)	(70)	1%
Sub-total	193	189	2%	537	590	(9%)
Acquisition/integration costs	-	-		(2)	-
Restructuring/impairment charges	(28)	(34)		(41)	(45)
Total Operating Income	$165	$155	6%	$494	$545	(9%)

II. Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, impairment and restructuring costs, and certain other special items. We generally use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated ("Ingredion")
Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share ("EPS") to
Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS
(Unaudited)

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2019		September 30, 2018		September 30, 2019		September 30, 2018
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS
Net income attributable to Ingredion	$99	$1.47	$95	$1.32	$304	$4.51	$349	$4.80

Add back:

Acquisition/integration costs, net of income tax benefit of $1 million for the nine months ended September 30, 2019 (i)	-	-	-	-	1	0.02	-	-

Restructuring/impairment charges, net of income tax benefit of $6 million and $9 million for the three and nine months ended September 30, 2019, respectively, and $7 million and $10 million for the three and nine months ended September 30, 2018 (ii)	22	0.32	27	0.38	32	0.47	35	0.48

Income tax settlement (iii)	-	-	(2)	(0.03)	-	-	-	-

Income tax reform (iv)	-	-	2	0.03	-	-	2	0.03

Other tax matters (v)	2	0.03	-	-	2	0.03	-	-

Non-GAAP adjusted net income attributable to Ingredion	$123	$1.82	$122	$1.70	$339	$5.03	$386	$5.31

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) The 2019 period includes costs related to the acquisition and integration of the business acquired from Western Polymer, LLC.

(ii) During the three and nine months ended September 30, 2019, the Company recorded $28 million and $41 million of pre-tax restructuring charges, respectively. During the third quarter of 2019, we recorded $14 million of net restructuring related expenses as part of the Cost Smart cost of sales program, including $6 million of employee-related costs and accelerated depreciation as part of the closure of our Lane Cove, Australia facility. Additionally, we recorded $4 million of employee-related costs in South America and APAC, and $4 million of other costs, including professional services, within the Cost Smart cost of sales program. The Company also recorded $14 million of restructuring related costs as part of the Cost Smart SG&A program, including $7 million of employee-related severance and $7 million of other costs, including professional services, primarily in North America and South America. During the nine months ended September 30, 2019, the Company recorded $41 million of restructuring charges including $20 million of employee-related and other costs, including professional services, associated with its Cost Smart SG&A program, $18 million of other costs, including professional services, and employee-related costs associated with its Cost Smart cost of sales program, including the closure of the Lane Cove, Australia facility, and $3 million of other costs related to the Latin America finance transformation initiative.

During the three and nine months ended September 30, 2018, the Company recorded an $34 million and $45 million pre-tax restructuring charges, respectively. During the third quarter of 2018, the Company recorded $28 million of accelerated depreciation in relation to the cessation of wet-milling at the Stockton, California plant and $3 million of employee-related severance associated with its Cost Smart cost of sales program. During the nine months ended 2018, the company recorded $31 million related to the cessation of wet-milling at the Stockton, California plant, $9 million of restructuring charges as part of the Cost Smart SG&A program, and $5 million related to other projects.

(iii) The Company had been pursuing relief from double taxation under the U.S. and Canadian tax treaty for the years 2004 through 2013. During the fourth quarter of 2016, the Company recorded a net reserve of $24 million, including interest thereon, recorded as a $70 million liability and a $46 million benefit. In addition, as a result of the settlement, for the years 2014-2016, we established a net reserve of $7 million, recorded as a $21 million liability and $14 million benefit. During the third quarter of 2017, an agreement was reached between the two countries for the specific issues being contested. As a result of the agreement and related settlement, we are entitled to deduct a foreign exchange loss of $10 million on our 2017 U.S. federal income tax return, and the Company received a $40 million refund from the CRA and recorded $2 million of interest penalty through tax expense in 2018. During the third quarter of 2018, the Company reversed $2 million of the $7 million net reserve related to the settlement.

(iv) The enactment of the Tax Cuts and Jobs Act (“TCJA”) in December 2017 resulted in a one-time provisional amount of $23 million for the three months and year ended December 31, 2017. During the third quarter of 2018, we adjusted our provisional amounts and recognized an incremental $2 million related to the TCJA.

(v) This relates to other tax settlements and the reversal of interest and penalties for tax reserves.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")
Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, pre-tax)	2019	2018	2019	2018
Operating income	$165	$155	$494	$545

Add back:

Acquisition/integration costs (i)	-	-	2	-

Restructuring/impairment charges (ii)	28	34	41	45

Non-GAAP adjusted operating income	$193	$189	$537	$590

For notes (i) through (ii) see notes (i) through (ii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")
Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate
(Unaudited)

	Three Months Ended September 30, 2019			Nine Months Ended September 30, 2019
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)
As Reported	$140	$38	27.1%	$431	$120	27.8%

Add back:

Acquisition/integration costs (i)	-	-		2	1

Restructuring/impairment charges (ii)	28	6		41	9

Other tax matters (v)	-	(2)		-	(2)

Adjusted Non-GAAP	$168	$42	25.0%	$474	$128	27.0%

	Three Months Ended September 30, 2018			Nine Months Ended September 30, 2018
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)
As Reported	$132	$34	25.8%	$483	$126	26.1%

Add back:

Restructuring/impairment charges (ii)	34	7		45	10

Income tax settlement (iii)	-	2		-	-

Income tax reform (iv)	-	(2)		-	(2)

Adjusted Non-GAAP	$166	$41	24.7%	$528	$134	25.4%

For notes (i) through (v) see notes (i) through (v) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated ("Ingredion")
Reconciliation of Anticipated GAAP Diluted Earnings per Share ("GAAP EPS")
to Anticipated Adjusted Diluted Earnings per Share ("Adjusted EPS")
(Unaudited)

	Anticipated EPS Range
	for Full Year 2019
	Low End	High End
GAAP EPS	$5.82	$6.04

Add:

Acquisition/integration costs (iii)	0.02	0.02

Restructuring/impairment charges (iv)	0.58	0.56

Other tax matters (v)	0.03	0.03

Adjusted EPS	$6.45	$6.65

Above is a reconciliation of our anticipated full year 2019 diluted EPS to our anticipated full year 2019 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items. We generally exclude these items from our adjusted EPS guidance. For these reasons, we are more confident in our ability to predict adjusted EPS than we are in our ability to predict GAAP EPS.

(iii) Reflects expected costs related to the acquisition and integration of the business acquired from Western Polymer, LLC. and acquisitions to be determined.

(iv) Primarily reflects current estimates for 2019 restructuring charges related to the Cost Smart Cost of Sales & SG&A programs. As specific projects within these programs are approved, the estimates will be reviewed and may be subject to revision.

(v)  This relates to other tax settlements and the reversal of interest and penalties for tax reserves.